SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 31, 2005

ALLIANCE BANCSHARES CALIFORNIA

(Exact Name of Registrant as Specified in its Charter)

California

(State or Other Jurisdiction of Incorporation)

000-33455	91-2124567
(Commission File Number)	(I.R.S. Employer Identification No.)

100 Corporate Pointe, Culver City, California	90230
(Address of Principal Executive Offices)	(Zip Code)

(310) 410-9281

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On December 31, 2005, Alliance Bancshares California (the “Company”) issued 667,096 shares of a newly created series of preferred stock designated “6.82% Series B Non-Cumulative Convertible Preferred Stock (the “Series B Preferred”). The shares were sold for cash in the amount of $17.00 per share, or an aggregate purchase price of $11.3 million.

The Series B Preferred bears a non-cumulative annual dividend of $1.16 per share, payable quarterly, has no voting rights, and has a liquidation preference of $17 per share plus accrued and unpaid dividends. The Series B Preferred ranks pari passu with the Company’s 7.00% Series A Non-Cumulative Convertible Preferred Stock as to dividends and upon liquidation. The Series B Preferred is convertible into the Company’s Common Stock on a share-per-share basis at any time at the option of the holder, upon the vote or consent of the holders of a majority of the outstanding Series B Preferred, on the 60th consecutive trading day on or after September 30, 2010 if the market price of the Common Stock equals or exceeds $22 per share for each trading day in such 60-day period. The Company has the right to redeem the Series B Preferred for $17 per share plus accrued and unpaid dividends at any time after September 30, 2013.

The issuance of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation D thereunder, as a transaction not involving any public offering. The shares were issued only to accredited investors and to two non-accredited investors who are senior officers of the Company and whom the Company determined had such knowledge and experience in financial business matters that the purchaser was capable of evaluating the merits and risks of the investment. No general solicitation or advertising was used in connection with the sale of the shares, and the Company has imposed appropriate limitations on resales as required by Regulation D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALLIANCE BANCSHARES CALIFORNIA

By	/s/ Curtis S. Reis
Curtis S. Reis
Chief Executive Officer

Dated: January 4, 2006